Exhibit 99.2

Joint Filer Information

Name:	T-Mobile International AG
Address:	Landgrabenweg 151 Bonn, Germany 53227
Designated Filer:	Deutsche Telekom AG
Issuer & Ticker Symbol:	SunCom Wireless Holdings, Inc. [TPC]
Date of Earliest Transaction Required to be Reported:	2/22/2008

Name:	T-Mobile Global Holding GmbH
Address:	Friedrich-Ebert-Allee 140 Bonn, Germany 53113
Designated Filer:	Deutsche Telekom AG
Issuer & Ticker Symbol:	SunCom Wireless Holdings, Inc. [TPC]
Date of Earliest Transaction Required to be Reported:	2/22/2008

Name:	T-Mobile USA, Inc.
Address:	12920 SE 38th Street Bellevue, WA 98006
Designated Filer:	Deutsche Telekom AG
Issuer & Ticker Symbol:	SunCom Wireless Holdings, Inc. [TPC]
Date of Earliest Transaction Required to be Reported:	2/22/2008